Exhibit 3.1

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN MIDSTREAM GP, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF

August 10, 2017

i

EXHIBIT A Membership Interests
EXHIBIT B Directors

FOURTH AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT OF AMERICAN MIDSTREAM GP, LLC

A Delaware Limited Liability Company

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of AMERICAN MIDSTREAM GP, LLC (the “Company”), dated as of August 10, 2017, is adopted, executed and agreed to, for good and valuable consideration, by and between AMID GP Holdings, LLC, a Delaware limited liability company (“AMID Holdings”), High Point Infrastructure Partners, LLC, a Delaware limited liability company (“HPIP”), and LB3 Services, a Texas general partnership (“Executive Family Vehicle”).

RECITALS

1. The name of the Company is “American Midstream GP, LLC”.

2. The Company was originally formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”), dated as of August 20, 2009 (the “Original Filing Date”) with the Secretary of State of the State of Delaware, pursuant to the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (the “Act”) with AIM Midstream Holdings, LLC, a Delaware limited liability company (“AIM Midstream Holdings”), as the sole member.

3. Effective as of November 4, 2009, AIM Midstream Holdings adopted the Amended and Restated Limited Liability Company Agreement of the Company (the “First Amended and Restated Agreement”) to set forth the rights, duties and obligations of AIM Midstream Holdings as sole member of the Company.

4. AIM Midstream Holdings and HPIP entered into that certain Purchase Agreement, dated as of April 15, 2013 (the “Purchase Agreement”), pursuant to which HPIP purchased from AIM Midstream Holdings (i) 100% of the outstanding subordinated units representing limited partner interests of American Midstream Partners, LP, a Delaware limited partnership, and (ii) 90% of the Membership Interests of the Company (the “Transferred Interests”), on the terms and subject to the conditions set forth therein.

5. Effective as of April 15, 2013, AIM Midstream Holdings and HPIP adopted the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Second Amended and Restated Agreement”) to amend and restate the First Amended and Restated Agreement as of such date, to (i) admit HPIP as a Member of the Company, reflect the transfer of the Transferred Interests from AIM Midstream Holdings to HPIP and reflect the conversion of the Transferred Interests into the Class A Membership Interest and (ii) reflect the conversion of the remaining 10% Membership Interests owned by AIM Midstream Holdings (the “Remaining Interests”) into the Class B Membership Interest.

6. Effective as of May 2, 2016, AIM Midstream Holdings and HPIP adopted the Third Amended and Restated Limited Liability Company Agreement of the Company (the “Third Amended and Restated Agreement”), to (i) create a new class of Membership Interest in the Company, the Class C Membership Interest and (ii) admit the Executive Family Vehicle as a Member of the Company and the holder of the Class C Membership Interest.

7. Effective as of December 1, 2016, Magnolia Infrastructure Holdings, LLC, a Delaware limited liability company (“Magnolia”), acquired 100% of the Class B Membership Interests from AIM Midstream Holdings, LLC, and AIM Midstream Holdings, LLC ceased to be a Member of the Company.

8. Effective as of March 8, 2017, in connection with the GP Merger, the Company issued to Magnolia Class A Membership Interests (the “Additional Class A Membership Interests”) with a Sharing Percentage of 18.786%.

9. Effective as of August 9, 2017, Magnolia contributed 100% of the Class B Membership Interests and the Additional Class A Membership Interests to AMID Holdings and Magnolia ceased to be a Member of the Company.

10. AMID Holdings, HPIP and the Executive Family Vehicle desire to amend and restate the Third Amended and Restated Agreement as of the date hereof to: (i) reflect the transfer of the Class B Membership Interests from AIM Midstream Holdings to Magnolia; (ii) reflect the transfer of the Class A Membership Interests and the Class B Membership Interests from Magnolia to AMID Holdings; (iii) reflect the conversion of the Class B Membership Interests into Additional Class A Membership Interests; and (iv) make certain other changes.

ARTICLE I

DEFINITIONS

SECTION 1.1  Definitions. (a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” has the meaning given such term in the Recitals.

“Actual Estimate” has the meaning given such term in Section 5.5.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5); and

(ii) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1 (b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations and shall be interpreted consistently therewith.

“Adjustment Event” means any of the following events:

(i) the acquisition of a Membership Interest by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Class A Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;

(ii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);

(iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for a Membership Interest, if the Class A Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;

(iv) the grant of a Membership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member of the Company, if the Class A Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;

(v) the issuance by the Company of a “noncompensatory option” within the meaning of Treasury Regulation Sections 1.721-2(f) and 1.7261-3(b)(2) which is not treated as a partnership interest pursuant to Treasury Regulation Section 1.761-3(a); and

at such other times as the Class A Members shall reasonably determine necessary or advisable in order to comply with the Allocation Regulations.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Fourth Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time.

“AIM Midstream Holdings” has the meaning given such term in the Preamble.

“Allocation Regulations” means Treasury Regulation Sections 1.704-1(b), 1.704-2 and 1.704-3 (including temporary regulations), as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.

“AMID Holdings” has the meaning given such term in the Recitals.

“Applicable Law” means (a) any United States federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any national securities exchange or trading market recognized by the Commission on which the Common Units are listed or quoted.

“Assignee” means any Person that acquires a Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company or any portion thereof through a Transfer; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article III. The Assignee of a dissolved Member shall be the shareholder, partner, member or other equity owner or owners of the dissolved Member or such other Persons to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member.

“Audit Committee” has the meaning given such term in Section 7.9(b).

“Available Cash” means, with respect to any Quarter ending prior to a Dissolution Event,

(i) the sum of all cash and cash equivalents of the Company on hand at the end of such Quarter, less

(ii) the amount of any cash reserves that are established by the Class A Members to (A) satisfy general, administrative and other expenses and debt service requirements, (B) permit the Company to make capital contributions to the Partnership to maintain its general partner interest in the Partnership upon the issuance of partnership securities by the Partnership, (C) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject, (D) provide funds for distributions under Section 5.4 or Section 5.5 in respect of any one or more of the next four Quarters (provided, however, that disbursements made by the Company or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board or the Class A Members so determine) or (E) otherwise provide for the proper conduct of the business of the Company subsequent to such Quarter.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a Dissolution Event occurs and any subsequent Quarter shall equal zero.

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Board” has the meaning given such term in Section 6.3.

“Business Day” means any day other than a Saturday, a Sunday or a day when banks in New York, New York or Houston, Texas are authorized or required by Applicable Law to be closed.

“Capital Account” means, with respect to any Member, the account to be maintained by the Company for each Member in accordance with Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed (or deemed contributed pursuant to Section 5.7 of the Purchase Agreement) to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Carrying Value” means, (a) with respect to property contributed to the Company, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts, (b) with respect to any property whose value is adjusted in connection with an Adjustment Event, the adjusted value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts and (c) with respect to any other Company Property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.

“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Class A Member(s)” means the Members that hold a Class A Membership Interest.

“Class A Membership Interest” means a Membership Interest issued to a Class A Member and having the rights and obligations specified with respect to a Class A Membership Interest in this Agreement.

“Class B Member(s)” means the Members that previously held a Class B Membership Interest.

“Class B Membership Interest” means a Membership Interest issued to a Class B Member.

“Class C Award Agreement” means an award agreement entered into between a Class C Member and the Company, setting forth certain vesting, repurchase and other terms and conditions governing the issuance of the Class C Membership Interest.

“Class C Member(s)” means the Members that hold a Class C Membership Interest.

“Class C Membership Interest” means a Membership Interest issued to a Class C Member and having the rights and obligations specified with respect to a Class C Membership Interest in this Agreement.

“Class C Payout” means that point in time and dollars when (a) the sum of (i) the aggregate cash distributions to the Members (for the avoidance of doubt other than the Class C Members) after December 10, 2015, other than distributions described in the last sentence of Section 5.4, (ii) the Net Fair Market Value (at the time of distribution) of any property distributions to the Members (for the avoidance of doubt other than the Class C Members, and including any Incentive Distribution Rights distributed, paid or otherwise transferred to any Member other than the Class C Members, net of any payment therefor, if applicable) after December 10, 2015, other than distributions described in the last sentence of Section 5.4, and (iii) any other payments that the Members have received from the Company (for the avoidance of doubt other than the Class C Members, and including amounts paid to redeem or repurchase any Membership Interests other than Class C Membership Interests) after December 10, 2015, equals (b) the Class C Payout Threshold.

“Class C Payout Threshold” means the sum of (i) $225 million, plus (ii) the aggregate amount of all New Capital Contributions made by any Members, plus (iii) a compound annual return of 10% on such New Capital Contributions (since the date of receipt by the Company of such New Capital Contributions and to the extent an amount equal to such New Capital Contributions have not been returned through distributions, repurchases or redemptions). For the sake of clarity, the compound annual return of 10% shall be calculated with respect to a given New Capital Contribution starting on the date of contribution, and shall be applied (and compounded) to the unreturned portion of such New Capital Contribution until the amount of such New Capital Contribution has been returned to the applicable Member in its entirety. For purposes of the foregoing amounts distributed to any Member shall be treated first as a return of New Capital Contributions made by such Member and the 10% compound annual return thereon. Notwithstanding anything in this Agreement to the contrary, for purposes of determining the Class C Payout Threshold, the amount of all New Capital Contributions that are made in the form of property other than cash (including, without limitation, any assets that are treated as New Capital Contributions being made pursuant to the second sentence of the definition thereof) shall be determined based on the Net Fair Market Value (at the time the New Capital Contribution is made) of such property.

“Class C Units” has the meaning set forth in Section 3.1(g).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests in the Partnership.

“Company” has the meaning given such term in the introductory paragraph of this Agreement.

“Company Property” means any and all property, both real and personal, tangible and intangible, whether contributed or otherwise acquired, owned by the Company.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Contribution Agreement” means the Contribution Agreement, dated as of April 15, 2013, between HPIP and the Partnership.

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

“Delaware Certificate” has the meaning given such term in the Recitals.

“Director” or “Directors” has the meaning given such term in Section 7.1.

“Dissolution Event” has the meaning given such term in Section 13.1(a).

“Encumber,” “Encumbering” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.

“FAS 133” means Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, supplemented or restated from time to time, and any successor to such statement.

“First Amended and Restated Agreement” has the meaning given such term in the Recitals.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time during the term of this Agreement.

“General Partner Interest” has the meaning given such term in the Partnership Agreement.

“Governmental Authority” or “Governmental” means any federal, state, local or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“GP Merger” means the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of October 23, 2016, by and among the Company, JP Energy GP II, LLC, a Delaware limited liability company, and Argo GP Sub, LLC, a Delaware limited liability company, pursuant to which Argo GP Sub, LLC merged with and into JP Energy

GP II, LLC, with the separate limited liability company existence of Argo GP Sub, LLC ceasing to exist and JP Energy GP II, LLC continuing its existence under Delaware law as the surviving entity and a wholly owned subsidiary of the Company.

“Group Member” has the meaning given such term in the Partnership Agreement.

“Group Member Agreement” has the meaning given such term in the Partnership Agreement.

“HPIP” has the meaning given such term in the Preamble.

“Hypothetical Tax Amount” means, with respect to each Member and each Quarter, an amount equal to the product of (i) the maximum prevailing federal and highest state and local income tax rates applicable to the Initial Class C Member (including the effect of the tax on Net Investment Income as defined in Section 1411 of the Code, and taking into account the deductibility of state and local taxes for federal income tax purposes and the character of income and loss allocated as it affects the applicable tax rate), and (ii) the net amount of cumulative income and gain, less losses, deductions and credits, allocated or estimated by the Company to be allocable to such Member (or the Member’s predecessor in interest) for federal income tax purposes in the applicable allocation year, but specifically excluding allocations under Section 704(c) of the Code or the Treasury Regulations thereunder in respect of any Adjustment Event occurring prior to the date of this Agreement or in connection with the admission of the Class C Member pursuant to this Agreement.

“Incentive Distribution Rights” has the meaning given such term in the Partnership Agreement.

“Indemnitee” means (a) the Members, (b) any Person who is or was an Affiliate of the Company (other than any Group Member), (c) any Person who is or was a member, manager, partner, director, officer, fiduciary or trustee of the Company or any Affiliate of the Company (other than any Group Member), (d) any Person who is or was serving at the request of the Company or any Affiliate of the Company as a member, manager, partner, director, officer, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (e) any Person the Board or the Class A Members designate as an “Indemnitee” for purposes of this Agreement.

“Independent Director” has the meaning given such term in the Partnership Agreement.

“Initial Class C Member” means LB3 Services, a Texas general partnership.

“Initiating Member” has the meaning given such term in Section 14.7(a).

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, each in its capacity as a member of the Company, but such term does not include any Person who has ceased to be a member of the Company.

“Membership Interest” means, with respect to any Member, (a) that Member’s status as a holder of the applicable class of Membership Interests; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company as a holder of the applicable class of Membership Interests; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of Membership Interests; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of Membership Interests, including any obligations to make Capital Contributions.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor thereto.

“Net Fair Market Value” with respect to any property means the amount a willing buyer would pay to an unrelated willing seller, neither having any obligation to purchase or sell, respectively, on the open market for such property, taking into account any liabilities (whether fixed, contingent or otherwise) to which such property is subject, and ignoring any lack of marketability, lack of control or other discounts, in each case as reasonably and in good faith determined by the Class A Members.

“New Capital Contributions” means any Capital Contributions made by a Member after December 10, 2015, but excluding any such Capital Contributions made by any Member to the extent they do not exceed the aggregate amount of Ordinary Distributions to such Member after December 10, 2015. For the avoidance of doubt, any assets acquired by the Company after December 10, 2015 by way of a merger, consolidation or similar transaction where the consideration therefor consists of new Membership Interests shall be treated as a New Capital Contribution made hereunder as of the date of such transaction.

“Notices” has the meaning given such term in Section 15.2.

“NYSE” means the New York Stock Exchange, Inc.

“Ordinary Distributions” means any distributions other than a distribution made under Section 5.5 (including amounts that would have been distributed under Section 5.5 if not for the last sentence of Section 5.5) or an extraordinary distribution arising from a leveraged recapitalization or other non-ordinary course transaction.

“Original Filing Date” has the meaning given such term in the Recitals.

“Participating Offeree” has the meaning given such term in Section 14.7(a).

“Participation Interest” has the meaning given such term in Section 14.7(a).

“Participation Notice” has the meaning given such term in Section 14.7(a).

“Partnership” means American Midstream Partners, LP, a Delaware limited partnership, and any successors thereto.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated April 25, 2016, as amended from time to time, or any successor agreement.

“Partnership Group” has the meaning given such term in the Partnership Agreement.

“Permitted Transfer” means, with respect to the Class C Membership Interest, (i) any Transfer that is approved by the Board, in its sole and absolute discretion, (ii) any Transfer pursuant to Section 14.7 or Section 14.8, as applicable, and (iii) any Transfer permitted under the terms of the Class C Award Agreement with respect to such Class C Membership Interest.

“Person” means any individual, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, Governmental agency or any political subdivision thereof, or any other entity.

“Purchase Agreement” has the meaning has the meaning given such term in the Recitals.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Registered Public Accountants” means a firm of independent registered certified public accountant selected from time to time by the Members.

“Regulatory Allocations” has the meaning given such term in Section 5.1.

“Remaining Interests” has the meaning given such term in the Recitals.

“Sale Event” has the meaning given such term in Section 14.8.

“Sale Request” has the meaning given such term in Section 14.8.

“Second Amended and Restated Agreement” has the meaning given such term in the Recitals.

“Sharing Percentage” means, with respect to a Class A Member, the percentage obtained by dividing (i) such Member’s Capital Contributions by (ii) the aggregate Capital Contributions for all Members, provided, however, that after Class C Payout, the Sharing Percentages of the Class A Members will be proportionately reduced (pro-rata based on their respective Sharing Percentages prior to Class C Payout) to account for the Sharing Percentages of the Class C Members. The Sharing Percentage of each Class A Member as of the date hereof is set forth on Exhibit A. Prior to Class C Payout, the Sharing Percentage of the Class C Members shall be zero. After Class C Payout, the Sharing Percentage of a Class C Member shall equal the product of 0.085% multiplied by the number of Class C Units then held by such Class C Member.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended.

“Subsidiary” has the meaning given such term in the Partnership Agreement.

“Tax Matters Member” has the meaning given such term in Section 11.3.

“Term” has the meaning given such term in Section 2.5.

“Third Amended and Restated Agreement” has the meaning given such term in the Recitals.

“Transfer” (and related words) means, with respect to any Membership Interests, a sale, assignment, transfer, conveyance, gift, exchange or other transfer thereof, whether such transfer be voluntary, involuntary or by operation of Applicable Law.

“Transferred Interests” has the meaning has the meaning given such term in the Recitals.

“Transferee” means a person who has received Membership Interests by means of a Transfer.

“Transferor” has the meaning given such term in Section 14.2.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Withdraw,” “Withdrawing” or “Withdrawal” means the resignation of a Member from the Company as a Member. Such terms shall not include any Transfers of Membership Interests (which are governed by Article XIV), even though the Member making a Transfer may cease to be a Member as a result of such Transfer.

(b) Other terms defined herein have the meanings so given them.

SECTION 1.2  Construction.

Unless the context requires otherwise, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes and (d) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

SECTION 2.1  Formation.

The Company was formed as a Delaware limited liability company by the filing of the Delaware Certificate, dated as of the Original Filing Date, with the Secretary of State of the State of Delaware pursuant to the Act.

SECTION 2.2  Name.

The name of the Company is “American Midstream GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Class A Members may select.

SECTION 2.3  Registered Office; Registered Agent; Principal Office.

The name of the Company’s registered agent for service of process is The Corporation Trust Company, and the address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The principal place of business of the Company shall be located at 200 Clarendon Street, 55th Floor, Boston, Massachusetts 02117. The Class A Members may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Class A Members may from time to time determine.

SECTION 2.4  Purposes.

The purposes of the Company are to act as the general partner of the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.

SECTION 2.5  Term.

The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 13.4.

SECTION 2.6  No State Law Partnership.

The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal, state, local and foreign income tax purposes, and this Agreement may not be construed to suggest otherwise.

SECTION 2.7  Title to Company Assets.

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership interest in such Company assets or portion thereof.

SECTION 2.8  Limited Liability Company Agreement; Effect of Inconsistencies with the Act.

It is the express intention of the Members that this Agreement shall be the sole governing document for the Company and, except to the extent a provision of this Agreement is expressly prohibited or ineffective under a nonwaivable provision of applicable law, this Agreement shall govern even when inconsistent with, or different than, the provisions of applicable law. To the extent any provision of this Agreement is prohibited or ineffective under a nonwaivable provision of applicable law, this Agreement shall be considered amended to the least degree possible in order to make this Agreement effective under applicable law. If applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Members shall be entitled to rely on the provisions of this Agreement, and the Members shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

ARTICLE III

MEMBERSHIP

SECTION 3.1  Membership Interests; Additional Members.

(a) Effective as of April 15, 2013, (i) AIM Midstream Holdings transferred the Transferred Interests to HPIP, (ii) HPIP was admitted as a Member owning the Transferred Interests, (iii) AIM Midstream Holdings continued as a Member of the Company owning the Remaining Interests and (iv) the Company continued without dissolution.

(b) Effective immediately following the transfer of the Transferred Interests as described in Section 3.1(a):

(i) the classes of Membership Interests in the Company consisted of either a Class A Membership Interest or a Class B Membership Interest;

(ii) the Transferred Interests were converted into the Class A Membership Interest and HPIP was designated as a Class A Member; and

(iii) the Remaining Interests were converted into the Class B Membership Interest and AIM Midstream Holdings was designated as a Class B Member;

(c) Effective as of the date hereof, the Class B Membership Interests converted into Additional Class A Membership Interests and the classes of Membership Interests in the Company consisted of either a Class A Membership Interest or a Class C Membership Interest.

(d) Each Class A Member shall have the right to vote as to all matters submitted to a vote of the Members as described in Section 9.6.

(e) Exhibit A reflects the Members’ ownership of the Class A Membership Interest and each Members’ Sharing Percentage, in each case as of the date hereof. The Class A Members shall be authorized to provide such revisions or amendments to Exhibit A as may be necessary from time to time to reflect changes effected in accordance with this Agreement, including changes in the membership of the Company, addresses for notices and Sharing Percentages.

(f) Additional Person(s) may be admitted to the Company as a Member(s) in exchange for such consideration and upon such other terms and conditions, in each case as determined by the Class A Members in good faith. The terms of admission or issuance must specify the Sharing Percentages applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties, including rights, powers and duties that are senior in preference to existing Members. The Class A Members may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers and duties, and such an amendment shall be deemed approved and executed by the Members. Any such admission is effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member and such new Member’s ratification of this Agreement and agreement to be bound by it. Upon the admission of a new Member, Exhibit A will be updated to reflect such admission. Notwithstanding anything herein to the contrary, except with the express written approval of each Class C Member, which consent shall not be unreasonably withheld or denied, (x) no additional Membership Interest shall be issued to any Person (whether then a Member or otherwise) to the extent such Membership Interest would reduce the Sharing Percentage of any Class C Member hereunder, and (y) except with respect to the Company’s exercise of preemptive rights provided to the Company pursuant to the Partnership Agreement, no Class A Member shall take any action, and shall cause the Board and any officer(s) not to take any action, that would result in the issuance of any security of the Partnership to an Affiliate of HPIP, the issuance of which would have a material and disproportionate adverse effect on the Class C Members as compared to the Class A Members, without the approval of the Conflicts Committee.

(g) Class C Membership Interests.

(i) The Class C Membership Interest shall initially consist of 100 Class C units (“Class C Units”), all of which have been issued to the Executive Family Vehicle pursuant to a Class C Award Agreement.

(ii) No Capital Contributions will be required to be made by the Class C Members on account of the issuance of any Class C Membership Interest to such Members.

(iii) The Class C Membership Interests shall be subject to such vesting, forfeiture, repurchase and other terms and conditions as may be set forth in the applicable Class C Award Agreement covering such Class C Membership Interest, however, notwithstanding any provision of this Agreement or a Class C Award Agreement to the contrary, all allocations and distributions under Article V will be made without regard to whether or not any outstanding Class C Membership Interest is vested.

(iv) All assignees and substitute Members (including spouses and former spouses) shall be subject to the terms of any applicable Class C Award Agreement, regardless of the fact that any such assignee or substitute Member is not an employee or other service provider of the Company (i.e., if the employment of the Class C Member who assigned the Class C Membership Interest to such assignee or substitute Member is terminated, the forfeiture, repurchase and other applicable terms of the Class C Award Agreement shall apply to such Class C Membership Interest regardless of their ownership).

(v) Notwithstanding any provision of this Agreement to the contrary, including Section 15.5, the number of authorized Class C Units shall not be increased without the consent of the Board, provided that any increase in the number of authorized Class C Units will not reduce the Sharing Percentage of the Initial Class C Member without the consent of the Initial Class C Member. For the avoidance of doubt, if any Class C Units are forfeited or repurchased by the Company, the Board may re-issue such forfeited or repurchased Class C Units to other employees and service providers (including to current Class C Membership Interest holders).

(vi) The Company and each Class C Member agree to treat any Class C Membership Interest as separate “Profits Interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat a Class C Member holding a Profits Interest as the owner of such Profits Interest from the date such Profits Interest is granted, and shall file its IRS Form 1065, and issue appropriate Schedule K-1s to such Class C Member, allocating to such Class C Member its distributive share of all items of income, gain, loss, deduction and credit associated with such Profits Interest as if it were fully vested. Each such Class C Member agrees to take into account such distributive share in computing its Federal income tax liability for the entire period during which it holds the Profits Interest. Except as required pursuant to a “Determination” as defined in Code Section 1313(a) or a change in applicable law, the Company and each Class C Member agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of such Profits Interest issued to a Member, either at the time of grant of the Profits Interest, or at the time the Profits Interest becomes substantially vested. The undertakings contained in this Section 3.1(g)(vi) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. Each Class C Member agrees to timely file an election pursuant to Section 83(b) of the Code with respect to such Class C Member’s Class C Membership Interest.

(vii) Except as expressly provided in this Section 3.1(g) or in a Class C Award Agreement, and notwithstanding any other provision of this Agreement to the contrary, the Class C Members shall not have, in respect of their Class C Membership Interests, any voting, control, information or other non-economic rights, except as required by law. Notwithstanding anything herein to the contrary, the Company shall not merge, consolidate, combine or engage in any other restructuring with any other Person if a material purpose of such transaction is to materially and adversely affect the rights or obligations of any Class C Member in a manner that would require the consent of such Class C Member pursuant to the last sentence of Section 15.5 if such result were instead achieved or to be achieved pursuant to an amendment or proposed amendment to this Agreement or the Delaware Certificate, without first obtaining the consent described therein.

(viii) Notwithstanding the foregoing, the Company will provide the Class C Members such information as they may reasonably request from time to time for purposes of calculating amounts distributable to the Class C Members hereunder, including, without limitation, for purposes of calculating the Class C Payout Threshold amount.

SECTION 3.2  Liability.

(a) Except as otherwise provided by the Act, no Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

(b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that, to the fullest extent permitted by Applicable Law, the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of such Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Member.

SECTION 3.3  Withdrawal.

A Member does not have the right or power to Withdraw.

SECTION 3.4  Access to Information.

Each Member shall be entitled to receive, for any purpose reasonably related to its interest as a Member, any information that it may request concerning the Company; provided, however, that this Section 3.4 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours, to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company for a purpose reasonably related to its interest as a Member. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

ARTICLE IV

CAPITAL CONTRIBUTIONS

SECTION 4.1  Capital Contributions.

The parties hereto agree that, as of the date hereof, the respective amounts of the Capital Contributions of the Members with respect to their Membership Interests and the percentage of such class of Membership Interests owned by each Member, together with each Member’s Sharing Percentage, are as set forth on Exhibit A. Except as otherwise described in the last sentence of this Section 4.1, HPIP and its Affiliates will not make any additional Capital Contributions to the Company unless it is in exchange for additional Membership Interests in compliance with Section 3.1(f). Upon the admission of a subsequent Member or a Capital Contribution made by any Member in accordance with the terms of this Agreement, the Class A Members shall update Exhibit A to reflect the Membership Interests of and Sharing Percentage attributable to such Member, and such amendment need be executed only by an authorized officer of the Company. After admission as a Member, no Member shall be obligated to make any additional capital contributions to the Company. Notwithstanding anything herein to the contrary, to the extent the Company would not have sufficient Available Cash to permit the Company to make those distributions described in Section 5.5 in any Quarter in full with respect to the Class C Member, each of HPIP and AMID Holdings shall, on a pro rata basis, contribute an amount of cash to the Company within seven (7) Business Days after the end of the immediately preceding Quarter so that such distributions may be made in full to the Class C Member.

SECTION 4.2  Loans.

If the Company does not have sufficient cash to pay its obligations, any Class A Member may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.2 constitutes a loan from the Member to the Company, bears interest at a lawful rate determined by the Class A Members from the date of the advance until the date of payment and will not constitute a Capital Contribution. Notwithstanding anything herein to the contrary, the terms and conditions with respect to any loan as described above, and any other transaction between or among the Company on the one hand and any Member or any Affiliate thereof on the other hand (i) shall not be engaged in with a material purpose to disproportionately and adversely affect, in any material respect, the economic rights of the Class C Members as compared to the Class A Members, or (ii) shall have fair market value terms (or be otherwise fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company)) as reasonably and in good faith determined by the Company, and any such transaction shall be disclosed to the Initial Class C Member in writing before it is entered into by the Company.

SECTION 4.3  Return of Contributions.

Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

SECTION 4.4  Capital Accounts.

A Capital Account shall be established and maintained for each Member in accordance with the Allocation Regulations. The Capital Account of each Member shall be maintained in the books and records of the Company.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

SECTION 5.1  Allocations for Capital Account Purposes.

(a) Except as otherwise set forth in Section 5.1(b), for purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction for any fiscal year shall be allocated and charged to the Members to cause, to the extent possible, the positive Capital Account balances of the Members (as adjusted to reflect all allocations under Section 5.1(b) and all distributions through the end of such fiscal year) to equal, as nearly as possible:

(i) the amount such Member would receive if all assets of the Company at the end of such taxable period were sold for cash at their Carrying Value, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of

“nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-1(a)(2)) and “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) to the Carrying Value of the property securing such liabilities), and any remaining cash were distributed to the Members under Section 5.4, minus

(ii) the sum of (x) the amount, if any, that such Member would be obligated to contribute to the Partnership immediately after such a hypothetical liquidation, (y) such Member’s share of any “partnership minimum gain” (within the meaning of Section 1.704-2(b)(2) of the Treasury Regulations) determined pursuant to Treasury Regulation Section 1.704-2(g), and (z) such Partner’s share of “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i)(4) of the Treasury Regulations) determined pursuant to Treasury Regulation Section 1.704-2(i)(5), in the case of clauses (y) and (z) as all computed immediately prior to the hypothetical sale described above

(b) Prior to making any allocations provided for in Section 5.1(a) above, the following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. To the extent required by Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in “partnership minimum gain” (within the meaning of Section 1.704-2(b)(2) of the Treasury Regulations) in a fiscal year, then each Member shall be specially allocated items of income and gain (including gross income) arising during that fiscal year (and if necessary subsequent fiscal years), equal to such Member’s share of the net decrease in partnership minimum gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.1(b)(i) is intended to comply with the minimum gain chargeback requirements of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i)(4) of the Treasury Regulations) in any fiscal year, then each Member that has a share of the “partner nonrecourse debt minimum gain” as of the beginning of the fiscal year shall be specially allocated items of income and gain arising during that fiscal year (and if necessary subsequent fiscal years) to the extent required by Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.1(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.

(iv) Nonrecourse Deductions. If there are any “nonrecourse deductions” (within the meaning of Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c)) in a fiscal year, then each Member shall be allocated its share of such nonrecourse deductions in proportion to its respective Sharing Percentage.

(v) Member Nonrecourse Deductions. If there are any “partner nonrecourse deductions” (within the meaning of Treasury Regulation Section 1.704-2(i)(1)) in a fiscal year, then such deductions shall be allocated to the Member that bears the economic risk of loss for the “partner nonrecourse liability” (within the meaning of Treasury Regulation Section 1.704-2(b)(4)) to which the deductions are attributable.

(vi) Gross Income Allocations. In the event any Member has a deficit balance in such Member’s Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(vi) shall be made only if and to the extent that such Member would have a deficit balance in such Member’s Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if Section 5.1(b)(iii) were not in the Agreement.

(vii) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.

(c) Curative Allocation. The special allocations set forth in Section 5.1(b)(i) through (vii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 5.1, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

SECTION 5.2  Tax Allocations.

For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as corresponding items are allocated in Section 5.1. Notwithstanding any provisions contained herein to the contrary, in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, Company items of income, gain, loss and deduction shall be allocated to take into account any variation between the Company’s tax basis in Company Property and its Carrying Value. Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member in any manner that reasonably reflects the purpose and intention of this Agreement, provided, that the Company shall use the remedial allocation method set forth in Treasury Regulation Section 1.704-3(d). Allocations pursuant to this Section 5.2 are solely for purposes of federal, state and local taxes, and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account, share of allocations pursuant to Section 5.1, or distributions pursuant to any provision of this Agreement.

SECTION 5.3  Varying Interests.

All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar Day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Percentage, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Class A Members in their sole discretion to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Percentages.

SECTION 5.4  Distributions.

Except as otherwise provided in Section 13.2, and expressly subject to Section 5.5, Section 5.6 and the last sentence of this Section 5.4, cash may be distributed at such time and in such amounts as the Class A Members shall determine to the Members in accordance with their then respective Sharing Percentages. Such distributions shall be made concurrently to the Members (or their Assignees) as reflected on the books of the Company on the date set for purposes of such distribution; provided, however, that within fifty (50) days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article V. Distributions to the Class A and Class C Members shall be made simultaneously in accordance with each such Member’s Sharing Percentage (at the time the amounts of such distributions are determined and taking into account that the Sharing Percentage of Class C Members will be zero until Class C Payout has occurred). For the avoidance of doubt, if any amount is distributed by the Company pursuant to or in accordance with this Section 5.4 (including by way of Section 13.2(a)(iii)(C)) prior to Class C Payout having occurred, and such distribution is in an amount in excess of the amount that causes Class C Payout to have occurred, such distribution shall be bifurcated and distributed in accordance with the Sharing Percentages pre- and post- Class C Payout, as applicable. Notwithstanding anything is this Section 5.4 to the contrary, to the extent HPIP or AMID Holdings makes any Capital Contributions described in the last sentence of Section 4.1, amounts otherwise distributable pursuant to this Section 5.4 shall first be distributed to HPIP and AMID Holdings in an amount equal to such Capital Contributions (and, for the avoidance of doubt, any distributions to HPIP or AMID Holdings pursuant to this sentence will not reduce or otherwise impact HPIP’s or AMID Holdings’ entitlement to any subsequent or other contemporaneous distributions).

SECTION 5.5  Tax Distributions.

Prior to any distributions being made by the Company pursuant to Section 5.4 in any Quarter, the Company shall within ten (10) Business Days after the end of the immediately preceding Quarter, only to the extent of Available Cash, distribute to each Member an amount equal to the Hypothetical Tax Amount with respect to such Member and such immediately preceding Quarter, provided, however, that for purposes of calculating the Hypothetical Tax Amount with respect to such immediately preceding calendar quarter and making such distribution within ten (10) Business Days after the end of such Quarter, the net amount of cumulative income and gain, less losses, deductions and credits, estimated by the Company to be allocable to such Member for federal income tax purposes for such quarter will be determined based on the average of the Partnership’s net cumulative income and gain, less losses, deductions and credits (taking into account the character of income and loss and the deductibility of state and local taxes for federal income tax purposes) over the four (4) prior Quarters. As soon as practicable after the making of any distribution under the preceding sentence (or the making of the determination that no such distribution was required), the Company shall determine an actual estimate of the net amount of cumulative income and gain, less losses, deductions and credits allocable to each Member (taking into account the character of income and loss and the deductibility of state and local taxes for federal income tax purposes) for federal income purposes for the Quarter in question (an “Actual Estimate”), and (i) if the distribution that was made was less than what a Member should have received based upon such Actual Estimate, the Company will promptly, only to the extent of Available Cash, distribute to such Member an amount equal to such deficit, or (ii) of the distribution that was made was more than what a Member should have received based upon such Actual Estimate, then subsequent distributions under this Section 5.5 shall be reduced (but not below zero) until such excess has been recouped. To the extent the Company does not have sufficient Available Cash to make any distributions described in this Section 5.5, such distributions shall be made in the same proportion as the amounts otherwise distributable pursuant to this Section 5.5; provided, however, that to the extent HPIP makes any Capital Contributions described in the last sentence of Section 4.1, such amounts so contributed shall be distributed entirely to the Class C Member. Any amount distributed to any Member pursuant to this Section 5.5 shall be treated as an advance against the next subsequent distributions to such Member (whether in such Quarter or any future Quarter) pursuant to or in accordance with Section 5.4 (including by way of Section 13.2(a)(iii)(C)), and shall reduce such next subsequent distributions to such Member on a dollar-for-dollar basis. Notwithstanding any provision of this Agreement to contrary, the Company shall not be required to make any distribution under this Section 5.5 with respect to any Quarter if the Class C Member is not entitled to a distribution under this Section 5.5 with respect to such Quarter.

SECTION 5.6  Limitations on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate any Applicable Law.

ARTICLE VI

MANAGEMENT

SECTION 6.1  Management by the Class A Members.

The management of the Company is fully reserved to the Class A Members, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Class A Members, who, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company or other Persons.

SECTION 6.2  Delegation.

Subject to Section 6.4 and without limiting the power and authority of the Class A Members to manage the business and affairs of the Company pursuant to the Act and this Agreement, the Class A Members shall have the power and authority to delegate to one or more other Persons the Class A Members’ rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of the Class A Members or their respective Affiliates.

SECTION 6.3  Board of Directors.

Except to the extent specifically reserved to the Members in this Agreement, the Members hereby delegate to the Board of Directors of the Company (the “Board”) all power and authority related to the Company’s management and control of the business and affairs of the Partnership Group.

SECTION 6.4  Powers Reserved for the Class A Members. Notwithstanding any provision to the contrary in this Agreement:

(a) the Class A Members shall have exclusive authority over the internal business and affairs of the Company that do not relate to management and control of the business and affairs of the Partnership Group, and the Board and the Officers shall have no authority to act with respect to any matter that does not relate to the management and control of the business and affairs of the Partnership Group except as may be expressly authorized and directed from time to time by members holding a majority of the Class A Membership Interests. For illustrative purposes, the internal business and affairs of the Company where the Class A Members shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the prosecution, settlement or management of any claim made directly against the Company and not involving or relating to the Partnership Group, (iii) the decision to sell, convey, transfer or pledge any asset of the Company, (iv) the decision to amend, modify or waive any rights relating to the assets of the Company, (v) the voting of, or exercise of other rights with respect to, any Partnership Interests (other than the General Partner Interest) held by the Company or its Affiliates and (vi) the decision to enter into any agreement to incur an obligation of the Company, other than an agreement entered into for and on behalf of any Group Member for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership; and

(b) without obtaining approval of the Class A Members holding a majority of the Class A Membership Interests, the Company shall not, and shall not take any action to cause any Group Member to, (i) sell all or substantially all of the assets of the Company or such Group Member, (ii) merge, consolidate or convert the organizational form of the Company, the Partnership or any other Group Member that constitutes a Significant Subsidiary, (iii) to the fullest extent permitted by Applicable Law, dissolve, liquidate or wind-up the Company, the Partnership or any Group Member that constitutes a Significant Subsidiary, (iv) make or consent to a general assignment for the benefit of its respective creditors, (v) file or consent to the filing of any Bankruptcy, (vi) make any election to be classified as other than a partnership or a disregarded entity for U.S. federal income tax purposes, (vii) enter into any hedging transactions that are not in compliance with FAS 133 or (viii) take various actions similar to those described in any of clauses (i) through (vii) of this Section 6.4(b).

ARTICLE VII

BOARD OF DIRECTORS

SECTION 7.1  Number; Qualification; Tenure.

The number of directors constituting the Board shall be between one and nine (each a “Director” and, collectively, the “Directors”), as such number may be fixed from time to time pursuant to a resolution adopted by a majority of Directors. A Director need not be a Member. Each Director shall be elected or approved by the Class A Members at an annual meeting of the Class A Members and shall serve as a Director of the Company for a term of one year (or their earlier death or removal from office) or until their successors are elected and qualified (or his or her earlier death, resignation or removal from office). The Directors of the Company as of the date hereof are listed on Exhibit B.

SECTION 7.2  Regular Meetings.

Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.

SECTION 7.3  Special Meetings.

A special meeting of the Board may be called at any time at the written request of (a) the Chairman of the Board, (b) a majority of the Independent Directors or (c) any three Directors.

SECTION 7.4  Notice.

(a) Written notice of all special meetings of the Board must be given to all Directors at least one Business Day prior to any special meeting of the Board.

(b) All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and when delivered by hand, courier or overnight delivery service, three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, and when received in the form of an email or facsimile, and shall be directed to the mailing address, email address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein.

(c) Attendance of a Director at a meeting shall constitute waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of business on the ground that the meeting is not lawfully called or convened. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

SECTION 7.5  Action By Consent of Board or Committee of Board.

To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as a written consent with respect to any action taken in lieu of a meeting (“Consent”) is signed by at least as many members of the Board or the committee thereof as would have been required to take such action at a meeting of the Board or such committee at which all members of the Board or such committee are present, provided however, for so long as ArcLight Energy Partners Fund V, L.P. or an Affiliate thereof (“ArcLight”) controls the Company and at least one (1) Board member is appointed by ArcLight, said Consent must include the signature of at least one (1) ArcLight Board member.

SECTION 7.6  Conference Telephone Meetings.

Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 7.7  Quorum.

A majority of all Directors (or members of a committee of the Board), present in person or participating in accordance with Section 7.6, shall constitute a quorum for the transaction of business of the Board (or committee thereof), but if at any meeting of the Board (or committee thereof) there shall be less than a quorum present, a majority of the Directors (or members of a committee thereof) present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors of the Board, or any committee of the Board, respectively. The Directors (or members of a committee of the Board) present at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members of such committee) to leave less than a quorum.

SECTION 7.8  Vacancies; Increases in the Number of Directors.

Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the individuals approved by the Class A Members holding a majority of the Class A Membership Interests in their sole discretion. Any Director appointed by the Class A Members shall hold office until the earlier of the next election or the death or resignation of such Director, unless sooner removed in accordance with Section 7.10.

SECTION 7.9  Committees. In addition to the standing committees referenced below, the Board may establish other committees of the Board and may delegate any of its responsibilities to such other committees, except as prohibited by Applicable Law.

(a) The membership and chairs of each committee shall be appointed by the Board. The Board shall also make all determinations regarding committee membership qualifications.

(b) The Board shall have an Audit Committee in accordance with the rules of the NYSE (or such other National Securities Exchange or quotation service on which the Common Units may be listed), as amended from time to time.

(c) The Board may have a Conflicts Committee that shall function in the manner described in the Partnership Agreement. Notwithstanding any provision of this Agreement, the Partnership Agreement or any Group Member Agreement or any duty (including any fiduciary duty) otherwise existing under the Act or any other Applicable Law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duty (including any fiduciary duty) owed by the Board or any Director to the Company or the Members or any other Person bound by this Agreement.

(d) A majority of any committee, present in person or participating in accordance with Section 7.6, shall constitute a quorum for the transaction of business of such committee.

(e) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.4. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

SECTION 7.10  Removal.

Any Director or the entire Board may be removed at any time, with or without cause, by the Class A Members; provided, however, that any such removal shall be without prejudice with respect to any contractual rights of any Person so removed.

SECTION 7.11  Compensation of Directors.

Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board meetings at rates of compensation as from time to time established by the Board or a committee thereof; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. In addition, the Directors who are not employees of the Company or any Affiliate thereof shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or committees thereof.

SECTION 7.12  Responsibility and Authority of the Board; Director Standards of Conduct.

(a) The Board may exercise only such powers of the Company and do such acts and things as are expressly authorized by this Agreement, the Partnership Agreement or any Group Member Agreement. Notwithstanding any duty (including any fiduciary duty) otherwise existing under the Act or any other Applicable Law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of this Agreement, the Partnership Agreement or any Group Member Agreement shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

(b) Whenever the Directors (in their respective capacities as such) make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership Group for which the Company or the Directors are required to act in accordance with a particular standard under the Partnership Agreement or any Group Member Agreement, as applicable, then the Directors shall make such determination or cause the Company to take or decline to take such action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or thereby, or under the Act or any other Applicable Law or in equity.

(c) To the extent that the Directors (in their respective capacities as such) make a determination or cause the Company to take or decline to take any action in any circumstance not described in Section 7.12(b), then, unless another express standard is provided for in this Agreement, the Partnership Agreement, any Group Member Agreement or any other agreement contemplated hereby or thereby, the Directors shall make such determination or cause the Company to take or decline to take such action in the subjective belief that the determination or action is in the best interest of the Class A Members and the Class C Members and, to the fullest extent permitted by Applicable Law, shall not otherwise be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or thereby, or under the Act or any other Applicable Law or in equity.

SECTION 7.13  Other Business of Members, Directors and Affiliates.

(a) The Members, each Director and their respective Affiliates (other than any Group Member) may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership Group, and the Company, the Partnership Group, the Directors and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership Group, shall not be deemed wrongful or improper, notwithstanding any other provision of this Agreement or any duty otherwise existing under the Act or any other Applicable Law or in equity.

(b) None of the Members, the Directors or any of their respective Affiliates (other than any Group Member) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any Group Member shall have any duty to communicate or offer such opportunity to the Company or any Group Member, and such Persons shall not be liable to the Company or the Members for breach of any duty by reason of the fact that such Person pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company or any Group Member; provided, such Member, Director or Affiliate does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership or any Group Member to such Person.

ARTICLE VIII

OFFICERS; CHAIRMAN OF THE BOARD

SECTION 8.1  Appointed Officers.

(a) The officers of the Company (each, an “Officer” and, collectively, the “Officers”) may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Chief Financial Officer, a General Counsel, a Secretary and such other Officers as the Board may elect or appoint from time to time. Officers are not “managers” as that term is used in the Act. Any number of Officer positions of the Company may be held by the same person. The Board may also elect or appoint from among the Directors a person to act as Chairman of the Board, who shall not be deemed an Officer unless he or she has otherwise been elected or appointed as such. Each Officer shall serve until his or her successor is duly elected and qualified (or his or her earlier death, resignation or removal from office). Any Officer may resign at any time by delivering his or her written resignation to the Board.

(b) Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII. The Board may from time to time elect such other Officers or appoint such agents as may be necessary or desirable for the conduct of the business of the Company. Such other Officers and agents shall have such authority and responsibilities and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board (or, with respect to matters that do not relate to the management and control of the business and affairs of the Partnership Group, as expressly authorized by members holding a majority of the Class A Membership Interests pursuant to Section 6.4(a)) from time to time.

SECTION 8.2  Chairman of the Board.

The Chairman of the Board shall preside, if present, at all meetings of the Board and of the limited partners of the Partnership and shall perform such additional functions and duties as the Board may prescribe from time to time.

SECTION 8.3  Chief Executive Officer.

The Chief Executive Officer, who may also be the Chairman of the Board and/or the President, shall have general supervision and control of the affairs, business, operations and properties of the Company and, subject to the control of the Board, shall see that all orders and resolutions of the Board and the Members are carried into effect. The Chief Executive Officer shall have the power to appoint and remove all subordinate officers and agents of the Company to the extent such subordinate officers and agents have not been appointed by the Board. The Chief Executive Officer may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to another Officer or agent of the Company, or shall be required by Applicable Law to be otherwise signed and executed. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.

SECTION 8.4  President.

The President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President shall preside at all meetings of the Members. The President may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to another Officer or agent of the Company, or shall be required by Applicable Law to be otherwise signed and executed. The President shall also perform all duties and have all powers incident to the office of President and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board from time to time.

SECTION 8.5  Chief Financial Officer.

The Chief Financial Officer shall perform all duties and have all powers incident to the office of the Chief Financial Officer and, subject to the control of the Board and the authority of the Chief Executive Officer and/or the President, in general have overall supervision of the financial affairs of the Company. The Chief Financial Officer shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer, as applicable, may from time to time determine. The Chief Financial Officer shall render to the Board, the Members (for any purpose reasonably related to their interests as Members), the Chief Executive Officer and the President, whenever any of them so request, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.

SECTION 8.6  Chief Operating Officer.

The Chief Operating Officer of the Company shall assist the Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs. The Chief Operating Officer shall report to the Chairman of the Board except to the extent the latter determines otherwise.

SECTION 8.7  Vice Presidents.

Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. Such Vice Presidents shall, subject to the control of the Board and the authority of the Chief Executive Officer and/or the President, also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.

SECTION 8.8  Treasurer.

(a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of company funds. The Treasurer shall, in general, perform all duties incident to the office of Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Chairman of the Board.

(b) Assistant Treasurers shall have such of the authority and perform such of the duties of the Treasurer as may be provided in this Agreement or assigned to them by the Chairman of Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer and, in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer’s absence or inability, the Treasurer’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Chairman of the Board may designate.

SECTION 8.9  Secretary.

(a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board, the Members and the limited partners of the Partnership. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement or the Partnership Agreement or any other Group Member Agreement, as applicable, and as required by Applicable Law, shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal, shall see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed and in general shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.

(b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Chairman of the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Chairman of the Board may designate.

SECTION 8.10  General Counsel.

The General Counsel shall be the principal legal Officer of the Company. The General Counsel shall, subject to the control of the Board, have general direction of and supervision over the legal affairs of the Company and shall advise the Board or the Members, as applicable, and the Officers on all legal matters relating to the Company. The General Counsel shall perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.

SECTION 8.11  Responsibility and Authority of Officers; Officer Standards of Conduct.

(a) The Officers may exercise only such powers of the Company and do such acts and things as are expressly authorized by this Agreement, the Partnership Agreement or any Group Member Agreement or delegated to them by the Board in accordance with this Agreement. Notwithstanding any duty (including any fiduciary duty) otherwise existing under the Act or any other Applicable Law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of this Agreement, the Partnership Agreement or any Group Member Agreement shall not be deemed to be a breach of any duties owed by any Officer to the Company or the Members.

(b) Whenever the Officers (in their respective capacities as such) make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership Group for which the Company or the Officers are required to act in accordance with a particular standard under the Partnership Agreement or any Group Member Agreement, as applicable, then the Officers shall make such determination or cause the Company to take or decline to take such action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or thereby, or under the Act or any other Applicable Law or in equity.

(c) To the extent that the Officers (in their respective capacities as such) make a determination or cause the Company to take or decline to take any action in any circumstance not described in Section 8.11(b), then, unless another express standard is provided for in this Agreement, the Partnership Agreement, any Group Member Agreement or any other agreement contemplated hereby or thereby, the Officers shall make such determination or cause the Company to take or decline to take such action in the subjective belief that the determination or action is not adverse to the best interest of the Class A Members and the Class C Members and, to the fullest extent permitted by Applicable Law, shall not otherwise be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or thereby, or under the Act or any other Applicable Law or in equity.

SECTION 8.12  Removal and Vacancies.

Any Officer may be removed at any time, with or without cause, by the Board. Vacancies and newly created Officer positions shall be filled by the Board. Any Officer appointed to fill any vacancy shall hold office until his or her successor shall be duly elected and qualified (or his or her earlier death, resignation or removal from office).

ARTICLE IX

MEMBER MEETINGS

SECTION 9.1  Meetings.

Except as otherwise provided in this Agreement, all acts of the Members to be taken hereunder shall be taken in the manner provided in this Article IX. Special meetings of the Class A Members may be called by any Class A Member. A Class A Member shall call a meeting by delivering to the other Class A Members one or more requests in writing stating that the signing Class A Member wishes to call a meeting and indicating the general or specific purposes for which the meeting is to be called.

SECTION 9.2  Notice of a Meeting.

Notice of a meeting called pursuant to Section 9.1 shall be given to the Class A Members in writing by mail or other means of written communication in accordance with Section 15.2. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Attendance of a Class A Member at a meeting shall constitute a waiver of notice of such meeting, except where a Class A Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

SECTION 9.3  Action by Consent of Members.

Except as otherwise required by Applicable Law or otherwise provided in this Agreement, all decisions of the Class A Members shall require the affirmative vote of the Class A Members owning a majority of the Class A Membership Interest present at a meeting at which a quorum is present in accordance with Section 9.5. To the extent permitted by Applicable Law, the Members may act without a meeting and without notice so long as the number of Members who own the Sharing Percentage that would be required to take such action at a duly held meeting shall have executed a written consent with respect to any such action taken in lieu of a meeting.

SECTION 9.4  Telephonic Meetings.

Any Class A Member may participate in a meeting of the Class A Members by means of conference telephone or other communications equipment that permits all persons participating in the meeting to hear each other, and participation of any Class A Member in a meeting by such means will constitute the presence in person of that Class A Member at such meeting.

SECTION 9.5  Quorum.

The Class A Members owning a majority of the Class A Membership Interest, present in person or participating in accordance with Section 9.4, shall constitute a quorum for the transaction of business; provided, however, that, if at any meeting of the Class A Members there shall be less than a quorum present, a majority of the Class A Members present may adjourn the meeting from time to time without further notice. The Class A Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Class A Members to leave less than a quorum.

SECTION 9.6  Member Vote.

Unless a provision of this Agreement specifically provides otherwise, any provision of this Agreement requiring the authorization of, or action taken by, the Members shall require the approval of members holding a majority of the Class A Membership Interests identified on Exhibit A.

SECTION 9.7  In the Event of a Sole Member.

Notwithstanding any other provision of this Agreement, at any time at which there is only a single Member of the Company, any provision herein that requires a Member to make a delivery to, or to obtain the consent of, the other Members of the Company shall be disregarded until such time as an additional Person is admitted as a Member of the Company.

ARTICLE X

OUTSIDE ACTIVITIES AND INDEMNIFICATION OF DIRECTORS,

OFFICERS, EMPLOYEES AND AGENTS

SECTION 10.1  Outside Activities.

(a) It shall be deemed not to be a breach of any duty (including any fiduciary duty) existing hereunder, at law, in equity or otherwise, or any other obligation of any type whatsoever of (i) any Director or Officer, or Affiliates of such Director or Officer, to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided, that such Affiliate does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Director or (ii) any Director, Officer or other employee of the Company to be a director, manager, Officer, employee or consultant of any Affiliate or Member or any Affiliate of any Member of the Company; provided, that the Board is advised of such other relationship and does not object thereto; and further, provided, that such Officer or employee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Person.

(b) Except as may be restricted by any other agreement, each Member shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Member, independently or with others, including business interests and activities in direct competition with the business and activities of the Company or its subsidiaries, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law or equity to the Company or its subsidiaries or any Member. None of the Company, its subsidiaries, any Member or any other Person shall have any rights by virtue of this Agreement, or the relationship established hereby in any business ventures of any Member. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, (i) the engaging in competitive activities by any Member in accordance with the provisions of this Section 10.1(b) is hereby approved by the Board and all Members, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Member for the Members to engage in such business interests and activities in preference to or to the exclusion of the Company and (iii) the Members shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company; provided, however, that such Member does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Member.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to the terms of any other agreement to which a party may be subject, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, Director or Officer. No Member, Director or Officer who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Member, Director or Officer shall not be liable to the Company or any of its subsidiaries, any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member, Director or Officer pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided, that such Member, Director or Officer does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Member, Director or Officer.

(d) No Member or other Person save the Company shall have any rights by virtue of a Director’s or Officer’s duties as a Director or Officer, as the case may be, under this Agreement, any Group Member Agreement, applicable law or otherwise in any business ventures of any Director or Officer, as the case may be.

(e) Notwithstanding anything to the contrary in this Agreement, to the extent that any provisions of this Section 10.1 purport or are interpreted to have the effect of restricting, eliminating or otherwise modifying the duties (including fiduciary duties) that might otherwise, as a result of Delaware or other Applicable Law, be owed by the Directors, the Officers or any of their Affiliates to the Company and its Members, or to constitute a waiver or consent by the Members to any such fiduciary duty, such provisions in this Section 10.1 shall be deemed to have been approved by the Members, and the Members hereby agree that such provisions shall replace or eliminate such duties.

SECTION 10.2  Indemnification.

(a) To the fullest extent permitted by Applicable Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct (including a willful breach of this Agreement) or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 10.2 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 10.2 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 10.2, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 10.2.

(c) The indemnification provided by this Section 10.2 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 10.2, (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 10.2; and (iii) action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 10.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 10.2 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 10.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 10.2, THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 10.2 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

SECTION 10.3  Exculpation of Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the Partnership Agreement or any Group Member Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, with respect to the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct (including a willful breach of this Agreement) or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) Subject to any limitations set forth in Article VI and Article VII, the Board and any committee thereof or members holding a majority of the Class A Membership Interests, as applicable, may exercise any of the powers granted to it or them by this Agreement and perform any of the duties imposed upon it or them hereunder either directly or by or through the Company’s Officers or agents, and neither the Board nor any committee thereof nor such Class A Members shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed in good faith by the Board.

(c) Notwithstanding any duty otherwise existing under the Act or any other Applicable Law or in equity, except as expressly set forth in this Agreement, no Member or any other Indemnitee shall have any duties, including fiduciary duties, or liabilities to the Company or any Member or any other Person bound by this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties, including fiduciary duties, and liabilities of the Members or any other Indemnitee otherwise existing under Applicable Law or in equity, are agreed by the Members and each Person bound by this Agreement to replace such other duties and liabilities of the Members and such other Indemnitees.

(d) Any amendment, modification or repeal of this Section 10.3 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 10.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE XI

TAXES

SECTION 11.1  Tax Returns. The Tax Matters Member of the Company shall prepare and timely file, or cause to be prepared and timely filed, (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

SECTION 11.2  Tax Elections. Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state, local or foreign law or to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3 and no provision of this Agreement (including Section 2.6) shall be construed to sanction or approve such elections.

SECTION 11.3  Tax Matters Member.

HPIP shall be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) and analogous provisions of state law with respect to tax years before January 1, 2018 and the “partnership representative” of the Company pursuant to Code Section 6223(a) and analogous provisions of state law with respect to tax years beginning on or after January 1, 2018 (the “Tax Matters Member”). Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. The Tax Matters Member shall take all actions with respect to taxes (including, but not limited to, (a) making, changing or revoking a material tax election, (b) taking a significant position in any tax return, (c) settling or otherwise resolving any audit or other proceeding relating to taxes and (d) extending the statute of limitations with respect to taxes) in its sole discretion.

ARTICLE XII

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

SECTION 12.1  Maintenance of Books.

(a) The Company shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business, the minutes of the proceedings of the Board and the Members, and any other books and records that are required to be maintained by Applicable Law.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Registered Public Accountants at the end of each calendar year.

SECTION 12.2  Reports.

With respect to each calendar year, the Company shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member:

(a) Within 120 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year, a balance sheet and a statement of each Member’s Capital Account as of the end of such year, together with a report thereon of the Registered Public Accountants; and

(b) Such federal, state, local and foreign income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.

SECTION 12.3  Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board or by members holding a majority of the Class A Membership Interests. All withdrawals from any such depository shall be made only as authorized by the Board or members holding a majority of the Class A Membership Interests, as applicable, and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XIII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

SECTION 13.1  Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each, a “Dissolution Event”):

(i) the unanimous consent of the Class A Members;

(ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(iii) at any time there are no members of the Company unless the Company is continued in accordance with the Act.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by Applicable Law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

SECTION 13.2  Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Class A Members shall act as liquidator or select a Person to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) subject to the Act, the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and satisfaction thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members as follows:

(A) the liquidator may sell any or all Company Property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article V;

(B) with respect to all Company Property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(C) Company Property (including cash) shall be distributed to the Members in accordance with Section 5.4.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 13.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and allocable share of and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, such Member shall have no claim against any other Member for those funds.

SECTION 13.3  Deficit Capital Accounts.

No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in such Member’s Capital Account.

SECTION 13.4  Certificate of Cancellation.

On completion of the winding-up of the Company as provided herein and under the Act, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by Applicable Law.

Article XIV

TRANSFERS

SECTION 14.1  General.

A Member may not Transfer all or any portion of its Membership Interests unless such Transfer complies with the provisions of this Article XIV.

SECTION 14.2  Requirements Applicable to All Transfers and Admissions.

In addition to the other terms and conditions of this Article XIV, any Transfer of Membership Interests and any admission of a Transferee as a Member shall be subject to the following requirements, and such Transfer (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Class A Members, in their sole and absolute discretion, may waive any of the following requirements (other than the requirements of Section 14.2(a)):

(a) The following documents must be delivered to the Class A Members and must be satisfactory, in form and substance, to the Class A Members:

(i) A copy of the instrument pursuant to which the Transfer is effected.

(ii) With respect to any Transfer, an instrument, executed by the Member making the Transfer (a “Transferor”) and its Transferee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 14.2(a)(i): (A) the notice address of the Transferee; (B) the total amount and the class of Membership Interests, including the Sharing Percentage attributable thereto, owned by the Transferee and the Transferor after the Transfer (which together must be the same as the total number and the class of Membership Interests, and the Sharing Percentage attributable thereto, owned by the Transferor before the Transfer); (C) the Transferee’s agreement to be bound by this Agreement; and (D) representations and warranties by the Transferor and its Transferee (1) that the Transfer and admission is being made in accordance with Applicable Laws, and (2) that the matters set forth in Section 14.2(a)(i) and this Section 14.2(a)(ii) are true and correct.

(iii) With respect to any Transfer, such opinions of counsel regarding tax and securities law matters as the Class A Members, in their reasonable discretion, may require.

(b) The Transferor and its Transferee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Transfer and the admission of the Transferee as a Member, including the legal fees, if any, incurred in connection with the legal opinions referred to in Section 14.2(a)(iii); and

(c) No Transfer of Membership Interests shall effect a release of the Transferor from any liabilities of the Transferor to the Company or the other Members arising from events occurring prior to the Transfer.

SECTION 14.3  Assignees.

Unless admitted as a Member, no Transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in this Section 14.3. An Assignee shall be entitled to all the rights of an assignee of a Member’s Membership Interest under the Act, including the right to receive distributions from the Company and the Sharing Percentage attributable to the Membership Interests Transferred to such Assignee, and the right to Transfer the Membership Interests as provided in this Article XIV, but shall not be deemed to be a holder of Membership Interests for any other purpose under this Agreement and shall not be entitled to vote or consent with respect to such Membership Interests on any matter presented to the Members for approval (such power and right to so vote and consent, if any, remaining with the Transferor). In the event any Assignee desires to further Transfer any Membership Interests, such Assignee shall be subject to all the provisions of this Article XIV to the same extent and in the same manner as any Member desiring to make a Transfer of Membership Interests.

SECTION 14.4  General Provisions Relating to Transfer of Units.

(a) No Member may withdraw from the Company, other than as a result of a Transfer of all of such Member’s Membership Interests in accordance with this Article XIV with respect to which the Transferee becomes a Member in place of the Transferor. Except as otherwise provided in this Agreement, any Member who Transfers all of the Membership Interests held by such Member in a Transfer permitted pursuant to this Article XIV where the Transferee (i) is the Company or (ii) is admitted as a Member shall automatically cease to be a Member as of the date of consummation of such Transfer.

(b) All distributions and allocations with respect to which the record date is before the effective date of any Transfer shall be made to the Transferor, and all distributions and allocations thereafter shall be made to the Transferee.

(c) In addition to any other restrictions on Transfer contained herein, in no event may any Transfer or assignment of Membership Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Membership Interests or (ii) in violation of Applicable Law.

SECTION 14.5  Restrictions on Transfers of Class C Membership Interests.

The Class C Membership Interests may not be Transferred except pursuant to a Permitted Transfer. After any Transfer (including any Permitted Transfer), the Class C Membership Interest shall continue to be subject to the terms and conditions of this Agreement, unless this Agreement specifically provides otherwise. The Class C Membership Interests may subject to further restrictions on transfer pursuant to a Class C Award Agreement.

SECTION 14.6  Repurchase by the Company.

A Class C Membership Interest may be subject to repurchase by the Company as set forth in a Class C Award Agreement.

SECTION 14.7  Tag Along.

Subject to Section 14.7(c), no holder of Class A Membership Interest shall Transfer Class A Membership Interest to a third party without complying with the terms and conditions set forth in this Section 14.7, as applicable.

(a) Any of the Class A Members (each, an “Initiating Member”) desiring to Transfer more than twenty-five percent (25%) of the total Class A Membership Interest in a single transaction or a series of similar transactions, shall give not less than ten (10) Business Days prior written notice of such intended Transfer to each Class C Member and to the Company. Such notice (the “Participation Notice”) shall set forth the terms and conditions of such proposed Transfer, including the name of the prospective Transferee, the amount of the Class A Membership Interest proposed to be Transferred by the Initiating Member (the “Participation Interest”) and the Sharing Percentage attributable thereto, the purchase price proposed to be paid therefor and the payment terms and type of Transfer to be effectuated; provided, however, that within five (5) Business Days following the delivery of the Participation Notice by the Initiating Member to each Class C Member and to the Company, each Class C Member shall have the right, by notice in writing to the Initiating Member and to the Company, to elect to Transfer to the purchasers in such proposed Transfer (upon the same terms and conditions as the Initiating Member) up to the amount of the Class C Membership Interest owned by such Class C Member (each Class C Member making such election, a “Participating Offeree”) as shall equal the product of (x) a fraction, the numerator of which is the aggregate Sharing Percentage attributable to the amount of Class A Membership Interest proposed to be transferred by the Initiating Members and the denominator of which is the aggregate Sharing Percentage attributable to the Class A Membership Interest owned by the Initiating Members and (y) the aggregate Sharing Percentage attributable to the Class C Membership Interest held by such Participating Offeree. The consideration to be received by the Participating Offerees in respect of the Class C Membership Interest to be sold to the prospective Transferee shall be determined based upon (i) the deemed value of the Company implied by the price to be paid by the prospective Transferee for the Sharing Percentage attributable to the Class A Membership Interest and (ii) the resulting relative value of the Sharing Percentage attributable to the Class C Membership Interest.

(b) At the closing of any proposed Transfer in respect of which a Participation Notice has been delivered, the Initiating Member, together with all Participating Offerees, as the case may be, shall deliver to the proposed Transferee certificates evidencing the Membership Interests, if any and as applicable, to be sold, free and clear of all Claims and Encumbrances, together with unit powers duly endorsed, and shall receive in exchange therefor the consideration to be paid or delivered by the prospective Transferee in respect of such Membership Interests as described in the last sentence of Section 14.7(a) (for the avoidance of doubt, subject to Section 14.7(d)(ii) below). In connection with any such Transfer, the Participating Offerees shall agree to the same terms and conditions as the Initiating Members.

(c) The provisions of this Section 14.7 shall not apply to other Permitted Transfers.

(d) This Section 14.7(d) shall apply notwithstanding anything in Section 14.7(a) through (c) or Section 14.8 to the contrary; provided, however, that (and Section 14.8 is deemed modified to the extent inconsistent with the following):

(i) the twenty-five percent (25%) figure first described in Section 14.7(a) shall, for purposes of this Section 14.7(d), be reduced to 10% at such time as the Members (other than the Class C Members) have received total amounts in respect of their

Membership Interests (including by way of distributions and by way of consideration received in exchange for Membership Interests) equal to the Class C Payout Threshold, including with respect to the transaction in which such event occurs, and provided further that the rights and benefits of this Section 14.7 shall not apply for any Member with respect to any Transfer by a Class A Member to any Affiliate of such Class A Member;

(ii) the amount of Class C Membership Interest that may be Transferred by any Class C Member to the purchasers in a proposed transfer described in Section 14.7(a) shall be that same proportion of all of such Class C Member’s Class C Membership Interests that the aggregate Participation Interest of all Class A Members bears to their aggregate Class A Membership Interests (but, only to the extent the Class C Member’s Class C Membership Interests are then vested or would become vested in such proposed transfer, taking into account all prior transfers of Class A Membership Interests);

(iii) notwithstanding anything in the last sentence of Section 14.7(a), in Section 14.8(d), or otherwise herein to the contrary, the consideration to be received by all selling Members in a sale described in Section 14.7(a) or Section 14.8 shall be allocated among the Class A Membership Interests and Class C Membership Interests being sold in the same proportions as if the deemed value of the Company implied by the price to be paid by the prospective Transferee for the Membership Interests being sold were distributed without any discounts or deductions in accordance with Section 5.4;

(iv) notwithstanding anything in Section 14.7(a) or (b), or Section 14.8, to the contrary, with respect to any transaction described therein, (A) no Class C Member shall be required to provide any representations or warranties in connection with any Class C Membership Interests to be sold or otherwise other than representations, warranties relating to (i) such Member’s valid title to and ownership of the Membership Interests being sold, free and clear of all liens, claims and encumbrances (other than those arising under applicable securities laws, this Agreement and any Class C Award Agreement), (ii) such Member’s authority, power and right to enter into and consummate such transaction, (iii) the absence of any violation, default or acceleration of any agreement to which such Member is subject or by which its assets are bound as a result of such transaction, and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such Member in connection with such transaction (and then only to the extent that the other selling Members are similarly obligated to provide similar representations, warranties and indemnities with respect to the Membership Interests which they are selling) (the representations described in clauses (i)-(iv) above are referred to as “Seller Fundamental Reps”), and (B); no Class C Member shall have joint liability with respect to any other Member, provided, however, that in the case of clauses (A) and (B) above, the Class C Members shall bear a pro rata amount (based on the ratio of the total proceeds received in such transaction by the Class C Member to the total proceeds received in such transaction by all selling Members) of all indemnity obligations applicable to such transaction (including all indemnity obligations relating to representations and warranties made in respect of or regarding the Company, the Partnership or any of their Subsidiaries or any of such entities’ respective businesses or operations, but excluding any indemnity obligations relating to any breach of a Seller Fundamental Rep made by another Member), and provided further that the pro-rata indemnity obligation of a Class C Member as described in the foregoing proviso will not exceed the total proceeds received by the Class C Member in such transaction.

SECTION 14.8  Drag Along.

(a) If one or more Class A Members elect to Transfer to any Person or Persons in a bona fide arms’-length transaction or series of related transactions more than twenty-five percent (25%) of the total Class A Membership Interest, pursuant to which each Class A Member receives the consideration in accordance with Section 14.8(d) (a “Sale Event”), then, upon ten (10) Business Days written notice from such Class A Members to the Class C Members, which notice shall include reasonable details of the proposed Transfer, including the proposed time and place of closing, the consideration to be received and the percentage of the Class A Membership Interest to be Transferred (the “Sale Request”), each Class C Member shall be obligated to, and shall (i) Transfer and deliver, or cause to be Transferred and delivered, to such Person the same percentage of the Class C Membership Interest held by such Member as the percentage of the Class A Membership Interest such Class A Members are Transferring in the same transaction at the closing thereof (and will deliver certificates for all of such Class C Membership Interest, if any, at the closing, free and clear of all Claims and Encumbrances, together with unit powers duly endorsed); (ii) execute, deliver and agree to be bound by the terms of any agreement for the Transfer of such Class C Membership Interest, and any other agreement, instrument or certificates necessary to effectuate such Transfer; provided, however, that, the terms and conditions agreed to by the Class C Members shall be substantially the same as the terms and conditions agreed to by such Class A Members, but subject to Section 14.8(d) and (e).

(b) The provisions of Section 14.8(a) shall not apply to any other Permitted Transfer.

(c) If the Sale Event has not occurred within 90 Days of the date of the Sale Request, the provisions of Section 14.8(a) applicable to such Sale Event shall, if such Sale Event is thereafter sought to be completed, be reapplied to such Sale Event.

(d) If a Sale Event occurs, the Class A Members may exercise their right under Section 14.8(a) with respect to a Class C Membership Interest only if the consideration to be received in respect of the Class C Membership Interest to be sold to the prospective Transferee shall be determined based upon (i) the deemed value of the Company implied by the price to be paid by the prospective Transferee for the Sharing Percentage attributable to the Class A Membership Interest and (ii) the resulting distributions that would be made in respect of the Class C Membership Interest under Section 5.4 if the Company were dissolved pursuant to Section 13.1 and the distributions described in Section 13.2(a)(iii)(C) were all made on the date of such Transfer.

(e) Section 14.7(d) shall apply in respect of all matters described in this Section 14.8 notwithstanding anything herein to the contrary.

SECTION 14.9  Transfer of Incentive Distribution Rights.

The Company shall not transfer any Incentive Distribution Rights to HPIP or an Affiliate of HPIP (it being understood that members of the Partnership Group (as defined in the Partnership Agreement) shall not be considered Affiliates of HPIP for purposes of this

Section 14.9) without (i) the prior written consent of each Class C Member, which consents shall not be unreasonably withheld or delayed, or (ii) offering the Class C Members a right to participate in such transfer on a proportionate basis to the Class C Members’ Sharing Percentage at the lower of (A) the price at which the Incentive Distribution Rights are being transferred to HPIP or an Affiliate of HPIP or (B) the fair market value of such Incentive Distribution Rights (it being agreed that any price of a transfer of Incentive Distribution Rights to an Affiliate of HPIP in which a third party owns an interest shall be presumed to be fair market value).

ARTICLE XV

GENERAL PROVISIONS

SECTION 15.1  Offset.

Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

SECTION 15.2  Notices.

Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served by hand delivery, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or electronic mail, addressed to the address such party shall have specified most recently by written notice. Notice shall be deemed given on the second Business Day following the date of delivery to the air courier, in the case of delivery by air courier. Notice shall be deemed given on the date of service if personally served or the date of transmission if transmitted by facsimile or electronic mail:

To the Company:

American Midstream GP, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02117

Attention: Jake Erhard and Lucius Taylor

E-mail: jerhard@arclightcapital.com and ltaylor@arclightcapital.com

To HPIP:

High Point Infrastructure Partners, LLC

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02117

Attention: Jake Erhard and Lucius Taylor

E-mail: jerhard@arclightcapital.com and ltaylor@arclightcapital.com

With a copy to:

Andrews Kurth Kenyon LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Attention: G. Michael O’Leary

E-mail: moleary@andrewskurth.com

To any Class C Member:

LB3 Services

Attention: Lynn L. Bourdon III

114 Sibelius Lane

Houston, TX 77079

E-mail: llbourdon@comcast.net

SECTION 15.3  Entire Agreement; Superseding Effect.

This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements of the Members with respect to the Company, whether oral or written, including the Third Amended and Restated Agreement.

SECTION 15.4  Effect of Waiver or Consent.

Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by the Board or any Member in the performance by the Board or that Member of its respective obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by the Board or that Member of the same or any other obligations of the Board or that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of the Board or a Member to complain of any act of the Board or any Member or to declare the Board or any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by the Board or that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

SECTION 15.5  Amendment or Restatement.

This Agreement and the Delaware Certificate may be amended or restated only by a written instrument approved by the Class A Members. Notwithstanding any provision of this Section 15.5 to the contrary, for so long as the Initial Class C Member is a Member, the Class A Members shall not amend or restate this Agreement (or the Delaware Certificate to the extent such amendment would be inconsistent with this Agreement) without the prior written consent of the Initial Class C Member if such amendment would (i) increase or extend any financial obligation or liability of the Initial Class C Member, (ii) materially and adversely affect the rights and privileges of the Initial Class C Member in relation to the Class A Members, (iii) reduce the Sharing Percentage of the Initial Class C Member, (iv) amend the definition of Class C Payout or Class C Payout Threshold, or Section 5.5 or the definitions therein, or (v) amend this sentence, in a manner that is materially adverse to the Initial Class C Member.

SECTION 15.6  Binding Effect.

Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

SECTION 15.7  Governing Law; Severability.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

SECTION 15.8  Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

SECTION 15.9  Waiver of Certain Rights.

Each Member, to the fullest extent permitted by Applicable Law, irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

SECTION 15.10  Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. To the fullest extent permitted by Applicable Law, the use of facsimile signatures and signatures delivered by email in portable document format affixed in the name and on behalf of a party is expressly permitted by this Agreement.

SECTION 15.11  Jurisdiction.

Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be brought in the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state or federal court in the State of Delaware) or in any court of competent jurisdiction in Harris County in the State of Texas. Each party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any claim, suit, action, or proceeding and, to the fullest extent permitted by Applicable Law, waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in any such court.

SECTION 15.12  Confidentiality.

The Members agree that all non-public information related to the business, financial condition or prospects of the Company, the Partnership and their Subsidiaries and Affiliates, including any information related to a prospective investment or equity issuance by the Company, the Partnership or their Subsidiaries or Affiliates, shall be considered confidential, shall be kept confidential and shall not be disclosed by a Member to any Person that is not a Member until the date that is two years after the disclosure of such confidential information by the Company or the Partnership to such Member, except such information may be disclosed by such Member: (i) to an Affiliate of such Member; (ii) to the extent such information is required to be furnished in compliance with Applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority binding upon such Member; (iii) to representatives, agents and counsels employed or engaged by such Member where disclosure of such information is essential to such representative’s, agent’s or counsel’s work for such Member; (iv) to a bona fide prospective transferee of such Member’s Membership Interest to the extent appropriate in order to allow the assessment of such Membership Interest (including a Person with whom a Member and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of majority ownership of the Member or an Affiliate); (v) to a bona fide prospective investor in such Member to the extent appropriate in order to allow the assessment of such investment opportunity; and (vi) to the extent such information: (a) through no fault of such Member, is, was or becomes a part of the public domain; (b) is, was or becomes available to such Member on a non-confidential basis from a source other than the Company or the Partnership, which source represents that it had the right to disseminate such information at the time it was acquired by such party; or (c) is third party non-public information that is, was or becomes available to such party from a source other than the Company or the Partnership; provided, however, that, with respect to clauses (i), (iii), (iv) and (v) above, prior to such disclosure, the disclosing Member has obtained a written undertaking from the recipient to keep the information strictly confidential until the date that is two years after the disclosure of such confidential information by the Company or the Partnership to such Member (unless the recipient is subject to legal obligations of confidentiality providing protections similar to those set forth above). The restrictions set forth in this Section 15.12 do not apply to any disclosure made by a Member to an existing or bona fide prospective investor in such Member of the terms of its investment in the Company and the performance of that investment.

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

CLASS A MEMBERS: HIGH POINT INFRASTRUCTURE PARTNERS, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

AMID GP HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

[Signature Page to

Fourth Amended and Restated Limited Liability Company Agreement of

American Midstream GP, LLC]

CLASS C MEMBER: LB3 Services

/s/ Lynn L. Bourdon III
By: Lynn L. Bourdon III, Partner

[Signature Page to

Fourth Amended and Restated Limited Liability Company Agreement of

American Midstream GP, LLC]

EXHIBIT A

I. Class A Membership Interest

MEMBER	CLASS A MEMBERSHIP INTEREST	SHARING PERCENTAGE (BEFORE CLASS C PAYOUT)
High Point Infrastructure Partners, LLC	77.153%	77.153%
AMID GP Holdings, LLC	22.847%	22.847%

*	Sharing Percentages shown above are subject to reduction after Class C Payout on account of the Class C Membership Interest

II. Class C Membership Interest

MEMBER	NUMBER OF CLASS C UNITS	SHARING PERCENTAGE (AFTER CLASS C PAYOUT)
LB3 Services	100	8.5%

Exhibit A

EXHIBIT B

Directors

1.	Stephen W. Bergstrom

2.	John F. Erhard

3.	Donald R. Kendall, Jr.

4.	Daniel R. Revers

5.	Peter A. Fasullo

6.	Joseph W. Sutton

7.	Lucius H. Taylor

8.	Gerald A. Tywoniuk

9.	Lynn L. Bourdon III (also being the Chairman of the Board, and President and Chief Executive Officer of the Company as of the date hereof)

Exhibit B